Exhibit 99.1

Soligenix Announces Appointment of

Mark Pearson to its Board of Directors

Princeton, NJ – July 24, 2018 – Soligenix, Inc. (Nasdaq: SNGX) (Soligenix or the Company), a late-stage biopharmaceutical company focused on developing and commercializing products to treat rare diseases where there is an unmet medical need, announced today the appointment of Mark Pearson, Chief Executive Officer (CEO) of Altamont Pharmaceutical Holdings, LLC, to its Board of Directors.

“We are pleased to welcome Mr. Pearson to the Soligenix Board,” stated Christopher J. Schaber, PhD, President and CEO of Soligenix. “As Soligenix looks forward to potential product approval and commercialization partnerships, we intend to leverage Mr. Pearson’s extensive business and investing experience. We believe his expertise will add significantly to our already diverse and experienced Board of Directors and management team. We welcome his counsel and look forward to his contributions to our future success, especially as we continue our pivotal Phase 3 clinical trial of SGX301 for the treatment of cutaneous T-cell lymphoma and our pivotal Phase 3 clinical trial of SGX942 for the treatment of oral mucositis in head and neck cancer patients.”

“I am truly excited to be joining the Soligenix Board of Directors at such an important time in the Company’s life cycle,” stated Mr. Pearson, CEO of Altamont Pharmaceutical Holdings. “Prior to participating in the most recent financing, my team and I had carefully evaluated the Company, its senior management and its pipeline. We believe Soligenix is currently being undervalued and has the potential for significant growth and value creation with its late clinical-stage rare disease pipeline in the not too distant future. I look forward to working closely with the Board and management team to maximize that potential.”

Mr. Pearson is an accomplished businessman, investor and philanthropist, with past and present managing partner roles in a number of successful ventures. He is the founder and serves as General Partner and CEO at Altamont Pharmaceutical Holdings, LLC with over $100 million invested in more than 20 life science companies. Mr. Pearson is also a co-founder and serves as General Partner at Annex Ventures. Some of Mr. Pearson’s past investments include Xenoport, Inc. (XNPT) – acquired by Arbor Pharmaceuticals LLC, Xeris Pharmaceuticals, Inc. (XERS), Monogram Biosciences, Inc. (MGRM) – acquired by LabCorp, and Stemcentrx, Inc. – acquired by AbbVie, Inc. (ABBV). Previously, Mr. Pearson was the co-founder of CRESA Partners LLC, a 57-office national corporate real estate firm. He is also the co-founder and vice-chairman of Drawbridge Realty, a real estate development and investment company which owns over 4.5 million square feet of commercial real estate leased to technology and life science companies predominantly in the western United States. He is on the Board of Trustees at The Scripps Research Institute. Mr. Pearson holds a Bachelor of Science degree in Economics from the University of San Francisco and a Master’s degree from the Stanford University Graduate School of Business.

About Soligenix, Inc.

Soligenix is a late-stage biopharmaceutical company focused on developing and commercializing products to treat rare diseases where there is an unmet medical need. Our BioTherapeutics business segment is developing SGX301 as a novel photodynamic therapy utilizing safe visible light for the treatment of cutaneous T-cell lymphoma, our first-in-class innate defense regulator (IDR) technology, dusquetide (SGX942) for the treatment of oral mucositis in head and neck cancer, and proprietary formulations of oral beclomethasone 17,21-dipropionate (BDP) for the prevention/treatment of gastrointestinal (GI) disorders characterized by severe inflammation including pediatric Crohn’s disease (SGX203) and acute radiation enteritis (SGX201).

Our Vaccines/BioDefense business segment includes active development programs for RiVax®, our ricin toxin vaccine candidate, OrbeShield®, our GI acute radiation syndrome therapeutic candidate and SGX943, our therapeutic candidate for antibiotic resistant and emerging infectious disease. The development of our vaccine programs incorporates the use of our proprietary heat stabilization platform technology, known as ThermoVax®. To date, this business segment has been supported with government grant and contract funding from the National Institute of Allergy and Infectious Diseases (NIAID) and the Biomedical Advanced Research and Development Authority (BARDA).

For further information regarding Soligenix, Inc., please visit the Company’s website at www.soligenix.com.

This press release may contain forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities, including but not limited to, potential market sizes, patient populations and clinical trial enrollment.  Statements that are not historical facts, such as "anticipates," "estimates," "believes," "hopes," "intends," "plans," "expects," "goal," "may," "suggest," "will," "potential," or similar expressions, are forward-looking statements.  These statements are subject to a number of risks, uncertainties and other factors, many of which are difficult to predict, which could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements.  Soligenix cannot assure you that it will be able to successfully develop, achieve regulatory approval for or commercialize products based on its technologies, particularly in light of the significant uncertainty inherent in developing therapeutics and vaccines against bioterror threats, conducting preclinical and clinical trials of therapeutics and vaccines, obtaining regulatory approvals and manufacturing therapeutics and vaccines, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further funding to support product development and commercialization efforts, including grants and awards, maintain its existing grants which are subject to performance requirements, enter into any biodefense procurement contracts with the US Government or other countries, that it will be able to compete with larger and better financed competitors in the biotechnology industry, that changes in health care practice, third party reimbursement limitations and Federal and/or state health care reform initiatives will not negatively affect its business, or that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program. These and other risk factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K.  Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Karen Krumeich

Chief Financial Officer

(609) 538-8200 | www.soligenix.com